Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

SONUS NETWORKS, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

Sonus Networks, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.              The Fourth Amended and Restated Certificate of Incorporation, as amended (the “Charter”), of the Company authorizes 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

2.              The Certificate of Designation of Series A Junior Participating Preferred Stock of the Company, dated June 26, 2008, designated 3,900,000 shares of the Preferred Stock as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”).

3.              Pursuant to the provisions of Section 151(g) of the DGCL, the Board of Directors of the Company adopted the following resolutions:

FURTHER RESOLVED, that none of the authorized shares of preferred stock, par value $0.01, of the Company designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) have been issued or are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued;

FURTHER RESOLVED, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on June 26, 2008;

FURTHER RESOLVED, that the Proper Officers hereby are, and each of them acting singly hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

4.              Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Charter are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its President and Chief Executive Officer this 18th day of September, 2014.

SONUS NETWORKS, INC.

By:	/s/ Raymond P. Dolan
Raymond P. Dolan
President and Chief Executive Officer